Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ANNOUNCES BOARD CHANGES

PROVO, Utah, August 12, 2010 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of nutritional supplements and complementary products, today announced the resignation of Candace K. Weir from its Board of Directors.  At the same time, the Company announced the appointment of Robert Mercer, an executive with 33 years in law and business, as a member of the Board of Directors, to serve as a Class II director and as a member of the Audit Committee.

Ms. Weir was originally appointed to the Board in 2009 as a Class II director.  She was later elected by the Company’s shareholders to this same position during the 2009 Annual Meeting.

“We are very pleased to welcome Bob Mercer to our Board of Directors,” said Kristine F. Hughes, Nature’s Sunshine Chairman and a founder of the Company. “Bob brings extensive business operations and legal experience to Nature’s Sunshine and the Board that I know will benefit the Company and its shareholders, and his unique background also adds diversity to our Board.  In addition, we would like to express our deep appreciation to Candace for her service as a director over the past year, and especially for the meaningful contributions she made to the Audit and Nominations Committees.”

Prior to his retirement in February 2009, Mr. Mercer served as Vice President Dealer Operations for Mazda North America.  Mr. Mercer previously served as Vice President, General Counsel and Secretary for Mazda North America, a position he also held with Volvo North America for approximately 20 years.  While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit.  He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Medicine, and as President and a Board of Director member of the Orange County, California Chapter of Juvenile Diabetes Research Foundation.  Mr. Mercer received his B.A. from Duke University, and his J.D. from the University of Maryland School of Law.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, the Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, Norway, Sweden, the Czech Republic, the Netherlands, and Vietnam. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232